Filed Pursuant to Rule 433

Registration No. 333-223208

July 17, 2018

FREE WRITING PROSPECTUS

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018 and

Equity Index Underlying Supplement dated February 26, 2018)

Linked to the Least Performing of the S&P 500® Index and the Russell 2000® Index (the “Reference Asset”)

►	1.75x exposure to the sum of any return of the Least Performing Underlying and the Return Booster of 8.50% if its Reference Return is equal to or above -8.50%, subject to a Maximum Cap of at least 70% (to be determined on the Pricing Date).

►	Return of principal if the Reference Return of the Least Performing Underlying is below -8.50% but equal or greater to the Buffer Percentage of -18.50%

►	Protection from the first 18.50% of any losses of the Least Performing Underlying

►	The Initial Level of each Underlying will equal the arithmetic average of its closing levels on the weekly anniversaries of the Pricing Date during a three month period beginning on the Pricing Date

►	The Final Level of each Underlying will equal the arithmetic average of its daily closing levels during a three month period prior to and including the Final Valuation Date.

►	Approximately 5 years and 7 months maturity

►	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Buffered Accelerated Market Participation SecuritiesTM (each a “note” and collectively the “securities") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The securities will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities. HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker-dealers or will offer the securities directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any securities after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the securities on the Pricing Date is expected to be between $950.00 and $990.00 per note, which will be less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per security	$1,000
Total

(1) HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.00% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms1

Principal Amount	$1,000 per note
Term	Approximately 5 years and 7 months
Reference Asset	The S&P 500® Index (Ticker: “SPX”) and the Russell 2000® Index (Ticker: “RTY”) (each an “Underlying” and together the “Underlyings”).
Maximum Cap:	At least 70%, to be determined on the Pricing Date.
Return Booster	8.50%
Upside Participation Rate:	175% (1.75x)
Buffer Percentage:	-18.50%
Least Performing Underlying	The Underlying with the lowest Reference Return
Reference Return	With respect to each Underlying: Final Level – Initial Level Initial Level
Payment at Maturity per Note

If the Reference Return of the Least Performing Underlying is equal to or greater than -8.50%, you will receive a cash payment at maturity equal to the lesser of $1,000 +{$1,000 × [(Reference Return of the Least Performing Underlying + Return Booster) × Upside Participation Rate]}, and

$1,000 + ($1,000 × Maximum Cap).

If the Reference Return of the Least Performing Underlying is less than -8.50% but greater than or equal to the Buffer Percentage, you will receive a cash payment at maturity equal to
$1,000 per $1,000 Principal Amount (zero return).

If the Reference Return of the Least Performing Underlying is less than the Buffer Percentage, you will receive a cash payment at maturity equal to $1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + Buffer Percentage)].

Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Reference Return of the Least Performing Underlying is below the Buffer Percentage. For example, if the Reference Return of the Least Performing Underlying is -30%, you will incur a 11.50% loss and receive 88.50% of the Principal Amount. If the Reference Return of the Least Performing Underlying is less than the Buffer Percentage, you will lose some or a significant portion (up to 81.50%) of your principal.

Initial Level	With respect to each Underlying, the arithmetic average of its Official Closing Levels on each Initial Level Valuation Date on which a Market Disruption Event does not occur. (1)
Final Level	With respect to each Underlying, the arithmetic average of its Official Closing Levels on each trading day during the Valuation Period on which a Market Disruption Event does not occur. (1)
Initial Level Valuation Dates:	As indicated on FWP-4.
Valuation Period(2):	Each trading day from and including November 28, 2023 to and including February 28, 2024.
Pricing Date	July 17, 2018
Trade Date	July 17, 2018
Original Issue Date	July 20, 2018
Final Valuation Date(2)	February 28, 2024
Maturity Date(2)	March 4, 2024
CUSIP/ISIN	40435FQ75 / US40435FQ757

(1)As more fully described on page FWP-4.

(2)Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.

The Securties

These securities may be suitable for investors who believe that the Underlyings will increase over the term of the securities. So long as the Reference Return of the Least Performing Underlying is greater than -8.50%, and the sum of its Reference Return and the Return Booster multiplied by the Upside Participation rate is less than the Maximum Cap, the securities will outperform the Reference Return of Least Performing Underlying.

If the Reference Return of the Least Performing Underlying is equal to or greater than -8.50%, you will realize 175% (1.75x) appreciation of the sum of its Reference Return and the Return Booster, up to the Maximum Cap.

If the Reference Return of the Least Performing Underlying is below -8.50% but equal or greater to the Buffer Percentage of -18.50%, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return of the Least Performing Underlying is below the Buffer Percentage, then the securities are subject to 1:1 exposure to any potential decline of the Least performing Underlying beyond -18.50%.

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the securities reflecting the Return Booster of 8.50%, the 175% (1.75x) Upside Participation Rate and the Buffer Percentage of -18.50%, and assuming a 70.00% Maximum Cap (to be dtermined on the Pricing Date)

Information about the Reference Asset

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or Nasdaq, and the Reference Asset consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The graphs above illustrates the performance of the Underlyings from January 2, 2008 through July 12, 2018. The closing levels in the graph above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on the Reference Asset, please see “Description of the Underlyings” on page FWP-14 of this free writing prospectus. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

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HSBC USA Inc. Buffered Accelerated Market Participation SecuritiesTM

Linked to the Least Performing of the S&P 500® Index and the Russell 2000® Index

This free writing prospectus relates to a single offering of Buffered Accelerated Market Participation SecuritiesTM. The securities will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus and Equity Index Underlying Supplement. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should be willing to forgo interest and dividend payments during the term of the securities and, if the Reference Return of the Least Performing Underlying (each as defined below) is less than the Buffer Percentage, lose some or a significant portion (up to 81.50%) of your principal.

This free writing prospectus relates to an offering of securities linked to the Reference Asset. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Underlyings as described below. The following key terms relate to the offering of securities:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per security (subject to a minimum purchase of $50,000 in aggregate principal amount)
Reference Asset:	The S&P 500® Index (“SPX”) and the Russell 2000® Index (“RTY”) (each, an “Underlying” and together the “Underlyings”)
Trade Date:	July 17, 2018
Pricing Date:	July 17, 2018
Original Issue Date:	July 20, 2018
Initial Level Valuation Dates:	The weekly anniversaries of the Pricing Date beginning on the Pricing Date and ending on October 16, 2018, which are July 17, 2018, July 24, 2018, July 31, 2018, August 7, 2018, August 14, 2018, August 21, 2018, August 28, 2018, September 4, 2018, September 11, 2018, September 18, 2018, September 25, 2018, October 2, 2018, October 9, 2018, and October 16, 2018.
Valuation Period:	Each trading day from and including November 28, 2023 to and including February 28, 2024.
Maturity Date:	3 business days after the end of the Valuation Period, expected to be March 4, 2024. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.
Final Settlement Value:

If the Reference Return of the Least Performing Underlying is equal to or greater than -8.50%, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the securities, equal to the lesser of:

$1,000 +{$1,000 × [(Reference Return of the Least Performing Underlying + Return Booster) × Upside Participation Rate]}, and

$1,000 + ($1,000 × Maximum Cap).

If the Reference Return of the Least Performing Underlying is less than -8.50% but greater than or equal to the Buffer Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return of the Least Performing Underlying is less than the Buffer Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the securities, calculated as follows:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + Buffer Percentage)].

Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Reference Return of the Least Performing Underlying is below the Buffer Percentage. For example, if the Reference Return of the Least Performing Underlying is -30%, you will incur a 11.50% loss and receive 88.50% of the Principal Amount. If the Reference Return of the Least Performing Underlying is less than the Buffer Percentage, you will lose some or a significant portion (up to 81.50%) of your principal.

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Maximum Cap:	At least 70%, to be determined on the Pricing Date.
Return Booster	8.50%
Upside Participation Rate:	175% (1.75x)
Buffer Percentage:	-18.50%
Least Performing Underlying:	The Underlying with the lowest Reference Return.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows:
Final Level – Initial Level Initial Level
Initial Level:	With respect to each Underlying, the arithmetic average of its Official Closing Levels on each Initial Level Valuation Date on which a Market Disruption Event does not occur. If a Market Disruption Event exists with respect to an Underlying on any scheduled Initial Level Valuation Date, then its Official Closing Level on that day will not be used in the determination of its Initial Level. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on a scheduled Initial Level Valuation Date, its Official Closing Level on that day will be used in the determination of its Initial Level, irrespective of the existence of a Market Disruption Event with respect to the other Underlying occurring on that day.
Final Level:	With respect to each Underlying, the arithmetic average of its Official Closing Levels on each trading day during the Valuation Period on which a Market Disruption Event does not occur. If a Market Disruption Event exists with respect to an Underlying on any scheduled trading day during the Valuation Period, then its Official Closing Level on that day will not be used in the determination of its Final Level. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on a scheduled trading day during the Valuation Period, its Official Closing Level on that day will be used in the determination of its Final Level, irrespective of the existence of a Market Disruption Event with respect to the other Underlying occurring on that day.
CUSIP/ISIN:	40435FQ75 / US40435FQ757
Form of Securities:	Book-Entry
Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the securities will be less than the price you pay to purchase the securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date. See “Risk Factors—The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
Interest:	The securities will not pay interest.

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the securities.

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GENERAL

This free writing prospectus relates to an offering of securities. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of securities relates to the Underlyings, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to either Underlying or any component security included in either Underlying or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the Equity Index Underlying Supplement dated February 26, 2018. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Equity Index Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this free writing prospectus, page S-1 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm

The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

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PAYMENT AT MATURITY

On the Maturity Date, for each note you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return of the Least Performing Underlying is equal to or greater than -8.50%, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the securities, equal to the lesser of:

$1,000 +{$1,000 × [(Reference Return of the Least Performing Underlying + Return Booster) × Upside Participation Rate]}, and

$1,000 + ($1,000 × Maximum Cap).

If the Reference Return of the Least Performing Underlying is less than -8.50% but greater than or equal to the Buffer Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Reference Return of the Least Performing Underlying is less than the Buffer Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of the securities, calculated as follows:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + Buffer Percentage)].

Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Reference Return of the Least Performing Underlying is below the Buffer Percentage. For example, if the Reference Return of the Least Performing Underlying is -30%, you will incur a 11.50% loss and receive 88.50% of the Principal Amount. If the Reference Return of the Least Performing Underlying is less than the Buffer Percentage, you will lose some or a significant portion (up to 81.50%) of your principal.

Interest

The notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the notes.

Reference Sponsors

With respect to the SPX, S&P Dow Jones Indices LLC, a division of S&P Global, is the reference sponsor. With respect to the RTY, FTSE Russell is the reference sponsor.

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INVESTOR SUITABILITY

The securities may be suitable for you if:	The securities may not be suitable for you if:

►     You seek an investment with a return linked to the least performing of the Underlyings and you believe the Reference Return of the Least Performing Underlying will not be less than -8.50%.

►     You are willing to invest in the securities based on the Maximum Cap (at least 70%, to be determined on the Pricing Date), which may limit your return at maturity.

►     You are willing to make an investment that is exposed to the negative Reference Return of the Least Performing Underlying on a 1-to-1 basis for each percentage point that the Reference Return is less than the Buffer Percentage.

►     You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

►     You are willing to forgo dividends or other distributions paid to holders of the stocks included in either Underlying.

►     You do not seek current income from your investment.

►     You do not seek an investment for which there is an active secondary market.

►     You are willing to hold the securities to maturity.

►     You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

►     You believe that the Reference Return of at least one Underlying will be less than -8.50%, or that the sum of Reference Return of the Least Performing Underlying and the Return Booster, if applicable, will not be sufficiently positive to provide you with your desired return.

►     You are unwilling to invest in the securities based on the Maximum Cap (at least 70%, to be determined on the Pricing Date), which may limit your return at maturity.

►     You are unwilling to make an investment that is exposed to the negative Reference Return of the Least Performing Underlying on a 1-to-1 basis for each percentage point that its Reference Return is less than the Buffer Percentage.

►     You seek an investment that provides full return of principal.

►     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

►     You prefer to receive the dividends or other distributions paid on the stocks included in either Underlying.

►     You seek current income from your investment.

►     You seek an investment for which there will be an active secondary market.

►     You are unable or unwilling to hold the securities to maturity.

►     You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and on page S-1 of the accompanying Equity Index Underlying Supplement. Investing in the securities is not equivalent to investing directly in any of the stocks included in either Underlying. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the securities described in the following sections:

►	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

►	“— General Risks Related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the securities may result in a loss.

You will be exposed to the decline in the Least Performing Underlying from the Pricing Date to the Valuation Period on a one-for-one basis if its Reference Return is less than the Buffer Percentage. Accordingly, if the Reference Return of the Least Performing Underlying is less than the Buffer Percentage, your Payment at Maturity will be less than the Principal Amount of your securities. You may lose up to 81.50% of your investment at maturity.

The appreciation on the securities is limited by the Maximum Cap.

You will not participate in any appreciation in the level of either Underlying (as enhanced by the Return Booster and multiplied by the Upside Participation Rate) beyond the Maximum Cap. You will not receive a return on the securities greater than the Maximum Cap.

Since the securities are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the level of each Underlying.

Since the securities are linked to the performance of more than one Underlying, the securities will be linked to the individual performance of each Underlying. Because the securities are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these securities, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either of the Underlyings would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

The Initial Level will be determined after the Pricing Date of the securities.

The Initial Level of an Underlying will be arithmetic average of its Official Closing Levels on the Initial Level Valuation Dates, which will be the weekly anniversaries of the Pricing Date during a three month period beginning on the Pricing Date. As a result, the Initial Level will not be determined, and neither you nor we or any of our affiliates can be certain of what the Initial Level of either Underlying will be until after the Pricing Date and the Original Issue Date of the securities.

The amount payable on the securities is not linked to the levels of the Underlyings at any time other than during the Valuation Period.

The Final Level of an Underlying will equal the arithmetic average of its Official Closing Levels on each trading day during the Valuation Period. Even if the level of the Least Performing Underlying appreciates during the term of the securities other than during the Valuation Period but then decreases during the Valuation Period, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the level of the Least Performing Underlying prior to such decrease. Although the actual levels of the Underlyings on the Maturity Date or at other times during the term of the securities may be higher than their respective Final Levels, the Payment at Maturity will be based solely on the Official Closing Levels of the Underlyings during the Valuation Period.

Credit risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of

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the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

The securities will not bear interest.

As a holder of the securities, you will not receive interest payments.

Changes that affect an Underlying may affect the market value of the securities and the amount you will receive at maturity.

The policies of a reference sponsor concerning additions, deletions and substitutions of the constituents comprising the relevant Underlying and the manner in which that reference sponsor takes account of certain changes affecting those constituents may affect the level of that Underlying. The policies of a reference sponsor with respect to the calculation of the relevant Underlying could also affect the level of that Underlying. A reference sponsor may discontinue or suspend calculation or dissemination of the relevant Underlying. Any such actions could affect the value of the securities and the return on the securities.

The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the securities.

The Estimated Initial Value of the securities, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.

The Estimated Initial Value of the securities will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We will determine the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

The price of your securities in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the levels of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

If we were to repurchase your securities immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the securities.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 12 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the

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securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the securities based on changes in market conditions and other factors that cannot be predicted.

The securities are subject to small-capitalization risk.

The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

The securities lack liquidity.

The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Least Performing Underlying relative to its Initial Level. We cannot predict the Initial Level or the Final Level of either Underlying. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Level of the Least Performing Underlying used in the examples below is not expected to be the actual Initial Level of either Underlying. You should not take this illustration or these examples as an indication or assurance of the expected performance of either Underlying or the return on your securities. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Final Settlement Value on a $1,000 investment in the securities for a hypothetical range of Reference Returns of the Least Performing Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Securities” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The following table and examples assume the following:

▶ Principal Amount:	$1,000

▶ Hypothetical Initial Level of the least performing Underlying:	1,000

▶ Hypothetical Maximum Cap:	70%*

▶ Return Booster	8.50%

▶ Upside Participation Rate:	175% (1.75x)

▶ Buffer Percentage	18.50%

The actual Initial Level of each Underlying will be determined after the final Initial Level Valuation Date.

* To be determined on the pricing date and will be at least 70%.

Hypothetical Final Level of the Least Performing Underlying	Hypothetical Reference Return of the Least Performing Underlying	Hypothetical Reference Return of the Least Performing Underlying + Return Booster	Hypothetical Final Settlement Value	Hypothetical Return on the Securities
2,000.00	100.00%	108.50%	$1,700.00	70.00%
1,800.00	80.00%	88.50%	$1,700.00	70.00%
1,600.00	60.00%	68.50%	$1,700.00	70.00%
1,400.00	40.00%	48.50%	$1,700.00	70.00%
1,300.00	30.00%	38.50%	$1,673.75	67.375%
1,200.00	20.00%	28.50%	$1,498.75	49.875%
1,100.00	10.00%	18.50%	$1,323.75	32.375%
1,050.00	5.00%	13.50%	$1,236.25	23.625%
1,020.00	2.00%	10.50%	$1,183.75	18.375%
1,010.00	1.00%	9.50%	$1,166.25	16.625%
1,000.00	0.00%	8.50%	$1,148.75	14.875%
990.00	-1.00%	7.50%	$1,131.25	13.125%
980.00	-2.00%	6.50%	$1,113.75	11.375%
950.00	-5.00%	3.50%	$1,061.25	6.125%
921.50	-8.50%	0.00%	$1,000.00	0.00%
900.00	-10.00%	N/A	$1,000.00	0.00%
850.00	-15.00%	N/A	$1,000.00	0.00%
815.00	-18.50%	N/A	$1,000.00	0.00%
800.00	-20.00%	N/A	$985.00	-1.50%
700.00	-30.00%	N/A	$885.00	-11.50%
600.00	-40.00%	N/A	$785.00	-21.50%
200.00	-80.00%	N/A	$385.00	-61.50%
0.00	-100.00%	N/A	$185.00	-81.50%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1: The level of the Least Performing Underlying increases from the Initial Level of 1,000.00 to a Final Level of 1,050.00.

Reference Return:	5.00%
Final Settlement Value:	$1,236.25

Because the Reference Return of the Least Performing Underlying is greater than -8.50%, and the sum of its Reference Return and the Return Booster, multiplied by the Upside Participation Rate is less than the hypothetical Maximum Cap, the Final Settlement Value would be $1,236.25 per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return + Return Booster) × Upside Participation Rate]

= $1,000 + [$1,000 × (5.00% + 8.50%) ×175%]

= $1,236.25

Example 1 shows the Payment at Maturity when the Least Performing Underlying is equal to or greater than -8.50% and the sum of its Reference Return and the Return Booster, multiplied by the Upside Participation Rate, does not exceed the hypothetical Maximum Cap.

Example 2: The level of the Least Performing Underlying increases from the Initial Level of 1,000.00 to a Final Level of 1,600.00.

Reference Return:	60.00%
Final Settlement Value:	$1,700.00

Because the Reference Return of the Least Performing Underlying is greater than -8.50%, and the sum of its Reference Return and the Return Booster multiplied by the Upside Participation Rate is greater than the hypothetical Maximum Cap, the Final Settlement Value would be $1,700.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Maximum Cap)

= $1,000 + ($1,000 × 70.00%)

= $1,700.00

Example 2 shows the Payment at Maturity when the Reference Return of the Least Performing Underlying is equal to or greater than -8.50% and such Reference Return plus the Return Booster multiplied by the Upside Participation Rate exceeds the hypothetical Maximum Cap.

Example 3: The level of the Least Performing Underlying decreases from the Initial Level of 1,000.00 to a Final Level of 900.00.

Reference Return:	-10.00%
Final Settlement Value:	$1,000.00

Because the Reference Return is less than -8.50 but greater than the Buffer Level of -18.50%, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount (a zero return).

Example 3 shows the return of your principal when the Reference Return of the Least Performing Underlying is equal to or less than
-8.50% but greater than the Buffer Level.

Example 4: The level of the Least Performing Underlying decreases from the Initial Level of 1,000.00 to a Final Level of 600.00

Reference Return:	-40.00%
Final Settlement Value:	$785.00

Because the Reference Return is less than the Buffer Level of -18.50%, the Final Settlement Value would be $785.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return + 18.50%)]

= $1,000 + [$1,000 × (-40.00% + 18.50%)]

= $785.00

Example 4 shows that you are exposed on a 1-to-1 basis to declines in the level of the Least Performing Underlying beyond the Buffer Level of -18.50%. You will lose some or a significant portion (up to 81.50%) of your investment.

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INFORMATION RELATING TO THE UNDERLYINGS

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of June 29, 2018 were: Information Technology, Health Care, Financials, Consumer Discretionary and Industrials.

For more information about the SPX, see “The S&P 500® Index” beginning on page S-43 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from January 1, 2008 through July 12, 2018. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SPX at any time.

Description of the RTY

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The top 5 industry groups by market capitalization as of June 30, 2018 were: Financial Services, Health Care, Consumer Discretionary, Producer Durables and Technology.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-37 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from January 1, 2008 through July 12, 2018. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the RTY at any time.

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EVENTS OF DEFAULT AND ACCELERATION

If the securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus. In that case, the 90 calendar days immediately preceding the date of acceleration will be used as the Valuation Period for purposes of determining the Reference Return of each Underlying, and the accelerated maturity date will be three business days after the date of acceleration. If a Market Disruption Event exists with respect to an Underlying on any scheduled trading day during that period, then its Official Closing Level on that day will not be used in the determination of its Final Level. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on a scheduled trading day during that period, its Official Closing Level on that day will be used in the determination of its Final Level, irrespective of the existence of a Market Disruption Event with respect to the other Underlying occurring on that day.

If the securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers, or will offer the securities directly to investors. HSBC Securities (USA) Inc. proposes to offer the securities at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.00% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to make a market in the securities and may discontinue any market-making activities at any time without notice.

We expect that delivery of the securities will be made against payment for the securities on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid executory contract with respect to the Underlyings. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a security as a pre-paid executory contract with respect to the Underlyings. Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in either Underlying would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in an Underlying were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in an Underlying and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in an Underlying is or becomes a PFIC or a USRPHC.

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Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the securities.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

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TABLE OF CONTENTS

Free Writing Prospectus

You should only rely on the information contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these notes, and these documents are not soliciting an offer to buy these notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$ Buffered Accelerated Market

Participation SecuritiesTM Linked

to the Least Performing of

the S&P 500® Index and the

Russell 2000® Index

July 17, 2018

Free Writing Prospectus

General	FWP-6
Payment at Maturity	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-12
Description of the Underlyings	FWP-14
Events of Default and Acceleration	FWP-15
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-15
U.S. Federal Income Tax Considerations	FWP-15

Equity Index Underlying Supplement
Disclaimer	i
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial AverageSM	S-10
The EURO STOXX 50® Index	S-12
The FTSE® 100 Index	S-14
The Hang Seng® Index	S-15
The Hang Seng China Enterprises Index	S-17
The KOSPI 200 Index	S-20
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-27
The Nikkei 225 Index	S-31
The PHLX Housing SectorSM Index	S-33
The Russell 2000® Index	S-37
The S&P 100® Index	S-40
The S&P 500® Index	S-43
The S&P 500® Low Volatility Index	S-46
The S&P BRIC 40 Index	S-49
The S&P MidCap 400® Index	S-51
The TOPIX® Index	S-54
Additional Terms of the Notes	S-56

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58